Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Heritage Commerce Corp of our report dated March 23, 2006 with respect to the consolidated financial statements of Heritage Commerce Corp, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of Heritage Commerce Corp for the year ended December 31, 2005.

CROWE CHIZEK AND COMPANY LLP

Oak Brook, Illinois June 23, 2006